Exhibit 5.1

Fasken Martineau LLP	www.fasken.com
17 Hanover Square London W1S 1HU
+44 (0) 20 7917 8500 Telephone +44 (0) 20 7917 8555 Facsimile DX: 82984 Mayfair

Summit Corporation Plc 85B Park Drive Milton Park Abingdon Oxfordshire England OX14 4RY	David Smith Direct +44 20 7917 8510 Facsimile +44 207 917 8555 dsmith@fasken.com Your Ref: Our Ref: DS/276962.00045-2160830/ml

[                    ] [2015]

Dear Sirs

Summit Corporation plc (proposed to be renamed Summit Therapeutics plc)

We have acted for Summit Corporation Plc (proposed to be renamed Summit Therapeutics plc), a public limited company incorporated under the laws of England and Wales (the “Company”) as its legal advisers in England in connection with the offering (the “Offering”) by the Company of new ordinary shares of £0.01 each in the Company (the “New Shares”). The New Shares are to be offered in the form of American Depositary Shares (the “ADSs” and, together with the New Shares, the “Securities”). Each ADS represents [                 ] ordinary shares of the Company.

This opinion letter is being given in connection with the registration statement (as amended through the date hereof, the “Registration Statement”) on Form F-1 (File No. 333-             ) filed by the Company with the Securities and Exchange Commission on [                    ] [2015] pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

The existing issued ordinary shares of the Company are admitted to trading on AIM, a market operated by London Stock Exchange plc. Application will be required to be made for the New Shares to also be admitted to trading on AIM.

1.	INTRODUCTION

1.1	Documents Reviewed

For the purpose of this opinion letter, we have solely reviewed the following documents:

1.1.1	the Registration Statement; and

1.1.2	a certificate dated [ ] [2015] (the “Reference Date”) signed by a director of the Company (the “Director’s Certificate”) relating to certain factual matters as at the Reference Date and having annexed thereto copies (certified by the

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company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(A)	the certificate of incorporation, certificates of change of name and the memorandum and articles of association of the Company (the “Memorandum and Articles”);

(B)	the shareholder resolutions passed at the general meeting of the Company on [ ] [2015] resolving, inter alia, to give the directors of the Company authority to allot ordinary shares and dis-apply pre-emption rights up to a nominal amount of £[ ] (the “Shareholder Resolutions”);

(C)	minutes of a meeting of the board of directors of the Company held on and [20 November] [2014] at which it was resolved to proceed with the Offering; and

(D)	[other meetings of directors/board committees as required];

1.1.3	[draft] minutes of a meeting of the board directors of the Company [to be] held to resolve to allot the New Shares (such resolutions, together with the resolutions of the board of directors of the Company of [ ] [2015], the “Board Resolutions”, and, together with the Shareholder Resolutions, the “Corporate Approvals”).

1.2	Searches and Enquiries

For the purpose of this opinion letter, we have solely reviewed and undertaken the following searches and enquiries:

1.2.1	an online search carried out on [ ] [2015] at [ ] (GMT) in respect of the Company with the Registrar of Companies for England and Wales; and

1.2.2	an enquiry by telephone search made on [ ] [2015] at [ ] [am/pm] (GMT) at the Companies Court in London of the Central Index of Winding Up Petitions with respect to the Company,

the “Company Searches”.

2	SCOPE OF OPINION

2.1	For the purpose of this opinion letter, we have examined only the documents and completed only the searches and enquiries referred to in paragraphs 1.1 (Documents Reviewed) and 1.2 (Searches and Enquiries) above.

2.2	Except as stated above, for the purpose of this opinion letter we have not examined any contracts, deeds, instruments or documents, or examined any corporate or other records of any other company or any other documents entered into by or affecting the Company or its subsidiaries (the “Group”) or any corporate records of the Company or the Group nor made any other enquiries concerning the Company or the Group.

2.3	The opinions given in this opinion letter are given in connection with the Offering and may not be relied upon in connection with any other matter.

2.4	The opinions given in this opinion letter are given on the basis of the assumptions and qualifications set out in this opinion letter. The opinions given in this opinion letter are strictly limited to the matters stated in paragraph 4 (Opinions) and do not extend to any other matters.

2.5	We express no opinion as to matters of fact.

2.6	We express no opinion in respect of tax and no such opinion is implied or may be inferred.

2.7	This opinion letter is limited to the laws of England and Wales and we express no opinion as to the laws or regulations of any jurisdiction.

2.8	This opinion letter and all non-contractual obligations and any other matters arising out of or in connection with this opinion letter are governed by English law. To the extent that you place reliance on this opinion letter you irrevocably agree and accept that the courts of England shall have exclusive jurisdiction to hear and determine any dispute or claim relating to it or its formation.

2.9	By giving this opinion letter we do not assume any obligation to notify you of changes in law following the date of this opinion letter which may affect the opinions expressed herein or to otherwise update this opinion letter in any respect.

2.10	Our work for you in providing this opinion, and our liability to you in respect hereof, are covered in all respects by our terms and conditions of business delivered to you on 20 October 2014.

3	ASSUMPTIONS

3.1	In giving this opinion letter we have assumed the following:

3.1.1	all documents supplied to us as originals are authentic and complete and all signatures, stamps and seals thereon are genuine;

3.1.2	all documents submitted to us as copies or received by facsimile transmission or by email conform to the originals, and the original documents of which such copies, facsimiles or emails have been supplied to us were authentic and complete;

3.1.3	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold and that all documents submitted to us have been duly executed and delivered;

3.1.4	all factual representations made in any of the documents submitted are accurate and complete;

3.1.5	that the Company has fully complied and will comply with its obligations under all applicable money laundering legislation;

3.1.6	that the Company has fully complied and will comply with its obligations under all applicable bribery and corrupt practices legislation in the UK or otherwise including the Bribery Act 2010 (UK) and Foreign Corrupt Practices Act of 1977 (USA), as amended;

3.1.7	that the Corporate Approvals referred to above were [or will be] passed at a meeting which was [or will be] duly convened, constituted and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was [or will be] present in each case throughout the meeting and voted [or will vote] in favour of the resolutions; and that in relation to each meeting of the board of directors of the Company, each provision contained in the Companies Act 2006 or the Memorandum and Articles of the Company relating to the declaration of directors’ interests or the power of interested directors to vote and to count in the quorum was [or will be] duly observed;

3.1.8	no amendments (whether oral, in writing or by conduct of the parties) have been or will be made to the Director’s Certificate or the Corporate Approvals and such Director’s Certificate and Corporate Approvals remain true, complete, accurate and in full force and effect;

3.1.9	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

3.1.10	the Company has not passed a voluntary winding-up resolution and no petition or application has been presented to or order made by a court for the winding-up or dissolution of the Company or the appointment of an administrator of the Company and no receiver or administrator has been appointed in respect of the Company or any of its assets which in any such case has not been revealed by the Company Searches referred to above; and

3.1.11	the Company is not unable to pay its debts, within the meaning of section 123 of the Insolvency Act 1986, at the date hereof.

4	OPINION

4.1	Based upon the foregoing, subject to any matters not disclosed to us and subject to the qualifications set out below, we give the following opinions in respect of the Company:

4.1.1	the New Shares have been duly authorised for allotment and issue; and

4.1.2	the New Shares will, when the names of the holders of such New Shares are entered in the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all the New Shares, be validly issued, fully paid and no further amount may be called thereon.

5	QUALIFICATIONS

5.1	This opinion letter is subject to the following qualifications:

5.1.1	the enquiries at the Central Registry of Winding-Up Petitions referred to in paragraph 1.2.2 above, relate only to compulsory winding up petitions presented to and winding up orders made in, the High Court in London and District Registries in England and Wales and to applications for administration presented to and administration orders made in, the High Court in London. It is not capable of revealing conclusively whether or not:

(A)	a winding up petition or administration application has in fact been presented at the relevant court, as details of the petition/application may not have been entered on the records of the Central Registry of Winding Up Petitions in time to be disclosed by our enquiry;

(B)	an application has been made or a petition has been presented for an administration or a winding up order in any court other than the High Court. We have not made enquiries of any County Court as to whether an application or petition for an administration/winding up order has been presented to, or an administration or winding up order has been made by, such County Court against the Company; and

(C)	a notice of appointment of an administrator has been filed in either the High Court or the County Court by the Company or by any secured creditor of the Company; and

5.1.2	searches with the Registrar of Companies in England and Wales are not capable of revealing definitively whether or not a winding up petition or an application for an administration order has been presented. Notices of a winding up order made or resolutions passed or an administration order made, or an administrative receiver or a receiver appointed may not be filed with the Registrar of Companies in England and Wales immediately.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the captions [     ], [     ] and [     ] of the prospectus contained

in [     ] of the Registration Statement at pages [     ] and [     ] respectively. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules. Our consent is not to be taken as an acknowledgement that we accept liability to any person other than you, our client, in respect of this opinion and such liability is expressly denied.

Yours faithfully

Fasken Martineau LLP